EXHIBIT 99.1
                            ANN TAYLOR
                FOURTH QUARTER 2003 CONFERENCE CALL
                MODERATOR: MR. J. PATRICK SPAINHOUR
                          MARCH 9TH, 2004
                           5:00 P.M. EST
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OPERATOR:  Good afternoon and welcome to the Ann Taylor Stores

Corporation. Company: Ann Taylor; Ticker: ANN; URL:

http://www.anntaylor.com > Fourth Quarter 2003 conference call.
------------------------
Today's call is being recorded.  After the presenter's prepared comments, you will have the opportunity to ask questions.  To ask a question, please press the one key followed by the digit four.

Due to time constraints, please limit yourself to one question.

These instructions will be repeated when we are ready to take questions.




Before the conference call begins, Ann Taylor would like to

remind you that certain statements made on this conference call and webcast are forward-looking statements, made pursuant to the safe harbour provisions of the Private Securities Litigation

Reform Act of 1995.  These forward-looking statements reflect Ann

Taylor's current expectations concerning future events, and are subject to a number of factors and uncertainties that could cause actual results to differ materially.  A detailed discussion of these factors and uncertainties are contained in the company's filings with the Securities and Exchange Commission.




And now I would like to introduce Mr. J. Patrick Spainhour,

Chairman and Chief Executive Officer of Ann Taylor.




PAT SPAINHOUR, ANN TAYLOR STORES INCORPORATED:  Good afternoon

Kay Krill, President of our Ann Taylor Loft Division, Jerome

Jessup , Senior Executive Vice President of our Ann Taylor

Division, Jim Smith, Chief Financial Officer, and I are pleased that you could join us for our 2003 Fourth Quarter and Fiscal

Year End Earnings report.  We will speak to you today about Ann

Taylor's recent performance and our plans to ensure consistent growth over the next several years.  In addition to reviewing actions that led to another quarter and year of record earnings,

we're excited to share with you our strategic growth

initiatives.  Our strategy in fourth quarter results signal a shift in our collective approach to our potential of how we

operate, what our brand stands for, and where we are positioned in the market place.  It is our expectation that you will leave this call with confidence that our strong performance will

continue to 2004 and beyond.




Let's begin with the fourth quarter.  At this time last year, we announced record 2002 earnings based on improved inventory

productivity and expense control.  We have spent 2003 refocusing the company on growth while continuing those important

operational disciplines.  The results speak for themselves.  For the year 2003, comparable store sales were up 5.3 percent, a 3.2 percent increase in Ann Taylor, and a 9.4 percent increase at

Loft.  Holiday 2003 was indicative of our new growth

orientation.  Those of you who have followed the brand in recent years know that the Holiday period has been an opportunity for the brand.  As we shared with you on previous calls, we developed a comprehensive cross-functional execution plan to realize that opportunity.  All aspects of the brand experience were involved in this effort, from our merchandise assortment, and external messaging, to a visual presentation, and store associate product knowledge.




Our client's response was overwhelmingly positive.  Comparable store sales were up 15.5 percent for the quarter, our highest fourth quarter comps in the last ten years.  We were thrilled that both divisions contributed positively to these results.

Comparable store sales increased 14.4 percent at Ann Taylor, and

20 percent at Loft.  Our ability to drive significant top line growth while continuing to maximize the profitability of those sales contributed to our second consecutive year of record

earnings.  I am proud to announce fourth quarter earnings per share on a diluted basis of 65 cents, approximately an 86 percent increase over last year, and full year earnings per share on a diluted basis of $2.13, approximately a 24 percent increase over last year.




Consistent with our ongoing strategy of enhancing our client knowledge, we conducted a quantitative research in 2003.  While we have conducted research on our core clients in the past, this time we took a much broader approach in order to quantify the untapped opportunity among current and potential clients, and to gather insight about how to realize that opportunity.


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Through this research, we validated many of our existing

assumptions, and uncovered new data that lead to new growth

opportunities, all within our core competencies.  Some

opportunities, such as assortment customization and an increased focus on petites, are being executed across all divisions.

Others are unique to Ann Taylor or Loft, and Jerome and Kay will tell you how with those in a few minutes.




I am confident that these initiatives position us for continued

comp store growth and record profitability.  In addition to comp growth drivers, we are also in the process of implementing two new growth opportunities, loft.com and an evolved Ann Taylor factory store strategy.  Loft.com will be launched this spring,

and offers a new channel to existing clients, and a way for

potential clients to enter the fold.  We will open seven factory stores in 2004, all focused on the distribution of exclusive factory label products.




Eight years ago, we identified a unique opportunity to leverage the Ann Taylor name to meet the needs of an underserved market.

We launched Loft in the outlet environment in 1995, and in 1998,

we redefined the strategy to move to other real estate venues,

such as lifestyle centers, malls, and downtown locations.  Today,

Loft is one of the major success stories in the industry, and our primary growth vehicle.  Over the course of the year, we will focus on identifying the next significant growth vehicle for the corporation.  As we do with Loft, we will look to leverage the incredible awareness and equities of the Ann Taylor brand.




The profitability of our businesses during the past two years have placed us in the enviable position of having a healthy cash position.  A portion of this cash will be used to fuel the new concept development I just discussed, and to finance new store growth and infrastructure development.  We will also continue to provide a direct return to shareholders.  We announced today that we will increase our share repurchase program to 75 million

dollars.  This decision reflects our commitment to increasing shareholder value, and demonstrates our financial strength and confidence in the future.




I will now turn you over to Jerome.




JEROME JESSUP, ANN TAYLOR STORES INCORPORATED:  Thank you Pat,

and good afternoon everyone.  Holiday 2003 represented the need and opportunity for a pivotal break through.  Results for the last Holiday seasons lead many on the Ann Taylor team to conclude that as a wardrobing go to work brand, we could only have limited relevance in gifting.  The team was challenged and pushed to cast perceptions aside and look at Q4 as a blank sheet and a fresh new opportunity.  Months of work, re-work, and most importantly, a mindset change were rewarded with our strong fourth quarter performance.

Sales totalled 243 million dollars, a 33 million dollar improvement,

fuelled by a 14.4 percent comp.  Top line growth lead to significant improvement in gross margin dollars.  83 percent of our sales increase came out of December.  Our 28.8 percent comps that month were driven largely by elevating gift giving to a more defined strategic focus.




For the first time in years, Ann Taylor was an authoritative gift-giving destination during fourth quarter by increasing the penetration of gift categories of tops, outerwear, and fashion accessories to 58 percent from 53 percent during the prior year period.  Across categories, color was key driving impulse gifts and self-purchase.  As the numbers illustrate, we achieved our objective.  Just as important, our dramatic improvement gave us the confidence that Holiday 2004 presents an even greater

opportunity.




So what worked?  Almost all product categories delivered positive full price comps.  Performance in key giftable areas of cashmere sweaters, cold-weather accessories, and outerwear were especially strong.  Our product offering dovetailed with all aspects of our external brand messaging, marketing, packaging, and in-store presentation to create a compelling call to action.  We made significant incremental investments in our direct marketing to drive traffic and conversion.  We also substantially increased the in-store presentation with dramatic changes to windows,

attracting new clients and customers in to the store, and

re-establishing the brand to our core clients.




As pleased as the team was about the fourth quarter, we're

excited about our February results.  February represents only the beginning of the new product positioning for the brand.  Sales overall increased 15 percent, driven by 12.7 comps and a

significant improvement in full price sales, all on 13 percent less inventory than February, 2003.



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Four key product strategies drove the business, reinvigorating tops, getting famous for pants, establishing outerwear, and

raising the bar on handbags, shoes, and accessories.  These

product strategies remain our focus throughout the first quarter and the year.




Our woven tops assortment is on fire.  Everything we deliver in color and pattern is a best seller.  Both wovens and knits

registered our highest full price comps.  We delivered three pant fits in February, the Hampton, Grammercy and Madison , and

initial results are exciting, particularly because March

represents the full launch of our pants initiative.  Outerwear was a business that did not exist last year.  We had impressive sell-throughs on this high ticket category, all driven by color,

novelty, and fashion.  Consistent with our client research

findings, this category proves that there is limited price

resistance when the fashion is right.  Accessories are farthest along in the evolution of our product offering, particularly in terms of fashion and color.  The team coalesced early, and had the conviction to significantly elevate product from a design and quality perspective.  Our client responded to color and fashion driving significant comp and gross margin improvement.




Our success was not limited to bags, because our shoe category also registered impressive gain.  Overall, our accessories led a color-coordinated message that was exciting and impulsive.

Accessories are critical to our positioning and offer a

tremendous sales and margin opportunity.  They lifted the store in February, and we are confident that they will continue to do so throughout the year as accessories continue to improve.




Our Ann Taylor marketing initiatives for the first quarter

continue to focus on driving traffic and increasing conversion.

First, we've redirected our marketing to highlight versatile separates.  It's critical that we position the brand beyond the narrowness of our historic suiting positioning to capture more share of wallet.  To deliver this message, we've increased

circulation more than 40 percent through a spring preview

postcard in February, and a spring catalogue in March.  Ann

Taylor's advertising placement for the spring season includes ads in the March issues of Vanity Fair, Elle, In Style, and Vogue.




Findings from our comprehensive client research validated our fourth quarter and February strategies, and will play an even more important role in our positioning going forward.  We

validated our client profile, we know what differentiates her from other women is her fashion orientation, her shopping

behaviour, and her end use needs.  Our client is fashion

conscious, and it's important for her to feel stylish and

sophisticated at all times.  While she has a need for

professional career attire, our greatest opportunity to capture more of her share of wallet is through her relaxed business and refined casual needs.  She demands quality in an upscale shopping environment, and demonstrates a willingness to pay full price for such an experience.




The insights from our consumer research provided a strong

foundation that can now drive our renewed focus on the client.

I'll now review Ann Taylor's top strategies, all designed to grow greater share of segment and increase wallet share of existing clients.




We'll evolve our distinctive style beyond our narrow set of

associations that have become known for the modern, versatile wardrobe of updated American classics infused with fashion,

femininity, and sophistication, grounded in versatile separates.

Getting compulsive about fit is a competitive necessity, and no one competitor currently owns this competency.  Yet it is

critical to instill loyalty with our target clients.  There is no one category where fit is more important than pants.  Pants are a huge driver of her loyalty.  As I mentioned earlier, we have developed a pant program that includes the delivery of

three-branded fit, distinct in where each sits on the body.  The program was launched in February, and we're already seeing very positive results.




We plan to capitalize on our historic strength in petites by providing a unique multi-faceted interaction with the brand.

Specifically, we will extend the product offering to include all categories, and offer more styles.  We will create an in-store environment that makes Ann Taylor Petites her preferred

destination.  We'll boost marketing efforts to maximize the

current business and generate awareness with non-clients by

speaking directly to her.




Lastly, we're continuing to roll out petite adjacencies, a

program we initiated last year.  And in late 2004, we will pilot stand-alone Petite stores.  Our real estate invest/re-investing strategy supports our brand positioning with an elevated look,

and provides additional product capacity.  This program will consist of new stores, renovated, and expanded stores, and

enhanced visual programs such as fixtures and additional

mannequins.


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These strategic initiatives maximize our opportunity to fully realize what she already loves about the brand, but stretch its scope and emotional relevance.  Our ultimate goal is that Ann

Taylor will provide our client with modern American classics, and a versatile, sophisticated wardrobe that makes her feel confident and fashionable all in a compelling environment.




Our break-through fourth quarter and improving February results confirm that we're on the right track to reinvigorate and

dimensionalize this great brand.  The momentum of our

performance, coupled with the alignment of our team around a common vision, gives us tremendous confidence that our success will continue to build throughout the year and beyond.




I'll now turn you over to Kay to speak about Ann Taylor Loft.




KAY, ANN TAYLOR LOFT:  Thank you Jerome, hello everyone.  Loft clearly exceeded all of our financial goals, and strategic

objectives again for fourth quarter and the year.  We are

beginning first quarter '04 with very strong momentum.  February marks the sixth consecutive month of double digit comps for

Loft.  As I shared with you last quarter, we had one primary objective for Holiday with several supporting strategies to

achieve record results and become top of mind for gift giving and get our share of fourth quarter business.  Our performance was outstanding.  We achieved a 20 percent positive comp, grew the business 53 percent or 60 million dollars, and our results on the top line translated to significant profitability improvement,

and a 400 basis point improvement in our fourth quarter

penetration to 29 percent from 25 percent last year.




The most important message was all of our efforts were around building a compelling, exciting, overt gift focus from a product perspective, and to be more festive, authoritative, and fun from a marketing and in-store perspective.  We delivered an integrated message that made an emotional connection with our client.  Our product strategy was to distort the giftable categories of tops,

outerwear, and accessories, to be 60 percent of our sales versus

57 percent in '02.  We reached 65 percent.  These categories far exceeded our expectation based on sales penetration and comp performance.  Our margin on the gift categories increased

dramatically.




Everything worked.  Even the wardrobing categories of separates and suits.  Another strategy was to offer unexpected elements,

and innovate new product categories, and they all worked.

Sleepwear, baby, Loft sport, and small leather goods exceeded sales and gross margin, and are all being either chased for May onwards, or incorporated into our next fourth quarter in a more exciting way.




We will continue to maximize our current opportunities, and

evaluate new categories for our future growth.




Our promotional strategies focused on a Holiday gift card, and a full price highlight December 1st through Christmas of our

39-dollar product.  Those were so successful that we did not have to promote other product categories at all until after

Christmas.  All categories of tops, outerwear, separates, and accessories were especially strong, a significant increase in full price penetration.  We postponed our 40 percent off POS until January, and did not have to anniversary a full price

bounce back that month.




Most importantly, the critical reason for our success, was we changed our mindset.  All functional areas were all aligned

around stepping out of our box, and focusing on getting our

share of the holiday business.  We had many creative sessions starting last March that were critical to our success and our integrated authoritative message, internally and externally.  Our story for 2004 starts with momentum, building on top of a strong fourth quarter.  Our 20 percent comp performance has transitioned in to an outstanding February, which also ended with a 20.8

percent comp in sales.  Our results are impressive for the first month of the year, and a significant improvement in full price performance.  All categories delivered full price comps, with tops, separates, outerwear, and petites registering the strongest performance.




Four strategies that were a focus for February, and all of first quarter, was to have a high percentage of color in tops to drive emotional purchases, and the results were fabulous.  Color drove all tops categories at 55 percent of sales versus 32 percent last year.  Second, we started our pant initiative of building three distinct fits, incorporating all styles.  Pant sales are up

significantly over last year.  These initial reads are

encouraging, particularly since we did not begin communicating this strategy internally or externally until March 1st.  We

expect continued positive results, and are chasing June onwards.



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Our third strategy is around petites.  We added petite sweaters to all stores in March, broadened our assortment, and

communicated this effort in our March mailer, and a separate petite mailer, for April.




And lastly, we continue to customize our assortment by climate,

by end use, and by fashion preferences.  Our tops and separates performance is maximized by having the appropriate fashion,

fabric and yarn weight, sleeve length, and other silhouette

opportunities in the right stores at the right time.  We continue to see positive results from this effort.




Loft marketing initiatives for the first quarter continue to focus on building brand awareness, driving traffic, and

increasing conversion.  We have three unique mailers for the first quarter, and the overall circulation is up 90 percent over last year.  Our March mailer is our largest catalogue to date,

highlighting our primary messages, fashion, petite, pant fit, and our 39-dollar offering.  Loft's advertising placement for the spring season includes ads in the April issue of Marie Claire, In

Style, Child, and Lucky, and the May issue of O, the Oprah

magazine.




Our strategy is to continue to reach new customers through

advertising while getting more of our current clients dollars through our mailers and in-store events.  We are definitely

building brand awareness, and there is a buzz around the Loft concept that we need to continue to react to and maximize.  The strategies that drove our success in the fourth quarter and

February were consistent with the findings from our client

research.  We validated our client profile and her fashion and shopping preferences.  We know that what differentiates her from other women is her fashion orientation, her shopping behaviour,

her end use needs, and her love for great value.  Our client is stylish.  She wants updated classics that reflect current trends at great prices.  She has a casual lifestyle, spending over 60 percent of her wallet on relaxed and casual clothing.  Her

clothes have to be appropriate for a variety of different wear occasions.




We did have a key new learning about petites.  Our target client base has a significantly higher petite percentage than the

overall market.  Utilizing the in-depth understanding of our client, and our experience and results in driving the Loft

business, we developed core strategies to gain greater share of segment, and increased wallet share of existing clients.  A high level summary of the top strategies are as follows.  First, to maximize the feminine, casual, and relaxed opportunity, our

casual and relaxed categories are enjoying strong results,

representing 68 percent of our overall sales.  Our target clients spend over 60 percent of their dollars in casual and relaxed categories, so we must better meet her needs in order to increase our share of her wallet.




Earlier I shared our success of manually tailoring our offering by climate, store type, geography, fashion, and end use.  To fully maximize these opportunities and processes, we are

currently in the planning stages for an assortment planning

system that can be leveraged by all divisions in order to truly realize the benefit from a sales and margin perspective.




We will build a reputation as a petite destination through all aspects of our brand experience.  Starting by increasing our product offering and marketing efforts around petites, we will do targeted direct mail and more overtly express the expanded

variety and assortment we offer.  We will create an environment that makes Loft her preferred place to shop.  We will determine the ideal square footage for petites within current stores so we can create a store within a store for her.  However, in order to meet her needs for variety, we will test and evaluate new formats to cater more to the petite client.  These include adjacencies and stand-alone stores.  We will start by testing adjacencies this year, and test stand-alones as early as 2005.




We have an innovative culture at Loft.  We need to continuously test and create new businesses within our box as well as

potential stand-alone platforms.  We tested sleepwear, baby

sweaters, small leather goods, and Loft sport in 2003, and are building on the initial success of these categories for 2004.  We will continue to evaluate new opportunities to better serve the wardrobing needs of our clients.




As we have shared in previous calls, we plan to open 65 to 70 stores per year for 2004 and beyond.  Ultimately, we believe the chain has the potential of at least 600 stores.




In closing, we are still so passionate and excited about Loft's future.  We have a fabulous team aligned to maximize our brand's positioning.  Loft's over-arching objective is to realize the full potential of our unique niche, focusing on relaxed fashion



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that is feminine, fun, versatile, and of great quality, all at surprising prices.  The momentum that carried us through 2003 and ended 2004 is strong.  These outstanding results only raise the bar higher for the team.  Our internal challenge is to continue to innovate, elevate, and evolve the Loft concept to extend our incredible performance and solidify our place as one of our

industry's great success stories.




Now back to Pat.




PAT SPAINHOUR:  Thank you Kay.  Last Tuesday, we announced that our COO, Barry Erdos resigned his positions with the company.  At that time, we stated that position would not be filled.  That decision reflects the strength of our operations and support functions.  To build on our solid foundation and position

incorporation to achieve new heights in process excellence and operational efficiency, effective immediately, Tony Romano, who has been Senior Vice President of Logistics for the past seven years, has been promoted to Executive Vice President, and adds

Information Services to his logistics responsibilities.




We are also pleased to announce that Jim Smith, who is currently

Chief Financial Officer, and has been with the company for 11 years, has been promoted to Executive Vice President, and assumes additional responsibilities of real estate and construction.




The only other position that reported to the COO, the General

Counsel, Barbara Eisenberg, will report directly to me.  The depth of our bench strength has allowed all of these changes to be handled through internal promotions.




Separately, the company announced today that it has regretfully accepted the resignations of Gerald S. Armstrong, and Tamara L.

Heim from its Board of Directors.  Gerry Armstrong has been a key member of our board since 1989, and a trusted advisor and he will truly be missed.




And now I'll turn it over to Jim to review our financials.




JIM SMITH, ANN TAYLOR STORES INCORPORATED:  Thank you Pat.  Good

afternoon everyone.  Today, we announced record net income for the fourth quarter ended January 31st, 2004 of 31.5 million or 65 cents per share on a diluted basis, compared to net income of

16.1 million, or 35 cents per share on a diluted basis in the fourth quarter of fiscal 2002.




As previously reported, total sales for the fourth quarter were up 27.4 percent to 448.7 million from total sales of 352.2

million for the same period last year.  Gross margin as a

percentage of net sales increased to 54.8 percent in the fourth quarter of fiscal 2003 compared to 52 percent in the fourth

quarter of fiscal 2002.  The increase is due to higher full price sales and higher margin achieved on non-full price sales.




Selling, general, and administrative expenses during the fourth quarter of fiscal 2003 were 192 million or 42.8 percent of net sales compared to 156 million or 44.3 percent of net sales for the same period last year.  The decrease in selling, general, and administrative expenses as a percentage of net sales was

primarily due to increased leverage on fixed expenses resulting from the increase in comparable store sales, offset in part by an increase in the provision for management performance bonus.




Operating profit was 12 percent of net sales in the fourth

quarter of fiscal 2003, compared to 7.7 percent of net sales in the fourth quarter of last year.  For the fiscal year-to-date period ended January 31st, 2004, the company's net income was a record 100.9 million or $2.13 per share on a diluted basis

compared to net income of 80.2 million or $1.72 per share on a diluted basis for the same period last year.




Fiscal year-to-date net sales totaled 1.588 billion, up 15

percent from 1.381 billion as of February 1st, 2003.  Comparable store sales for the fiscal year-to-date period increased 5.3 percent compared to a decrease of 3.9 percent for the same period last year.  By division, fiscal 2003 comparable store sales

increased 3.2 percent for Ann Taylor, and 9.4 percent for Ann

Taylor Loft.




Gross margin as a percentage of net sales for the fiscal

year-to-date period ended January 31st, 2004 was 54.5 percent compared to 54.1 percent for the same period last year.


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Selling, general, and administrative expenses as a percentage of net sales were 43.7 percent compared to 44.3 percent for the same period in fiscal 2002.  The decrease was primarily due to

increased leverage on fixed expenses, resulting from the increase in comparable store sales.




Total store square footage increased 10.8 percent to 3.7 million square feet as of January 31st, 2004 from 3.3 million square feet at the end of the fourth quarter of fiscal 2002.  Capital

expenditures for fiscal 2003 were 71.4 million, which included the addition of eight new Ann Taylor stores, 61 new Ann Taylor

Loft stores, and one new Ann Taylor factory store, as well as investments in the company's information systems and distribution center.




Capital expenditures for fiscal 2004 are expected to be

approximately 116 million, which includes the cost associated with opening 82 to 92 new stores, expanding and renovating

existing stores, and further developing our warehouse and

information systems.  From a new store perspective, we plan to open 65 to 70 Loft stores, ten to 15 Ann Taylor stores, and seven

Ann Taylor factory stores during the year.




For fiscal 2004, the company reiterates current earnings guidance in the range of 47 to 49 cents, and 58 to 60 cents per share for the first and second quarters respectively, and full year

earnings guidance in the range of $2.47 to $2.57 per share.




We will now open the call to questions.




OPERATOR:  Thank you.  The floor is now open for questions.  If you have a question, please press the number one followed by four on your touchtone phone.  If at any point your question has been answered, you may remove yourself from the queue by pressing the pound key.  The questions will be taken in the order they are received.  We do ask that while you pose your question that you pick up your handset to provide the best sound quality.  Please hold as we poll for questions.  Our first question is coming from

Dana Telsey of Bear Stearns. Company:  Bear Stearns Companies

Inc.; Ticker BSC; URL: http://www.bearstearns.com/.
                       ----------------------------



DANA TELSEY, BEAR STEARNS:  Good afternoon everyone.




ALL:  Hi Dana.




DANA TELSEY:  Hi.  You've talked about the petites for both

divisions.  Can you talk a little bit about the margins on

petites, how many stores you expect to open, and the square

footage devoted to it.  And Jim, margins have done terrific.  How much more growth margin opportunity is there?  Thank you.




PAT SPAINHOUR:  Dana, it's Pat.  From a total petite perspective,

we have been in the petites business for years and years.  We don't see that there's going to be a difference between the petite margin as we move it forward, whether it's in a free-standing store or in an adjacency.  We just don't like it in the

underserved penetration relative to the national data where we have been tracking behind, and we're out to take advantage of this strategy, as well as other sizing strategies, in the future.




JIM SMITH:  As far as the gross margin, Dana, as we talked about before, there's two pieces to that.  We think on the costing side, there's not opportunity as we sit here today.  But more so on the full price sales side, we still think there's some upside potential to that number as we head into 2004, so we still think there is upside to the gross margin percentage that we achieved in 2003.




DANA TELSEY:  Thank you.




OPERATOR:  Thank you.  Our next question is coming from Mark

Friedman of Merrill Lynch. Company:  Merrill Lynch & Co Inc;

Ticker: MER; URL: http://www.ml.com/.
                  ------------------



MARK FRIEDMAN, MERRILL LYNCH:  Thanks.  Good afternoon everybody.




ALL:  Hello Mark.

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MARK FRIEDMAN:  Nice job.  Jerome and Kay, I was wondering if you guys could just talk, as you look into '04 where you think the biggest opportunity is product wise, and what do you think that needs the most work that's still in this line, especially on the

Ann Taylor side, Jerome.  Thanks.




JEROME JESSUP:  Mark, how are you.  I believe that just in

general, the overall elevation that's starting to flow into our stores around product, from a macro standpoint, is where our biggest opportunity is.  And then secondly, within that, again so all categories, you would expect that after all that I've said,

we would impose this versatility component where we are not so narrow in our offering, and that we are expanding as the months go by our opportunities to capture more of her shared wallet by offering more of her occasion and wear needs from relaxed

business to a refined casual point of view.  So I think overall,

in general, and then individually by category, and specifically really developing this pant strategy.  But that's where I see the overall trend.  And again, I'll speak to what we've been doing in accessories as a great differentiator for us, and our results there, so..




PAT SPAINHOUR:  One thing to add to the ATS piece of it, and we're already seeing the benefit of this, is the recovery of the tops business, just about in every classification of tops.  As you've heard us complain the last couple of years not being there,

it's now on a growth momentum with full product sell-throughs we haven't been able to experience in the last couple of years.




KAY:  And from a Loft perspective, we really feel the opportunity lies in this whole relaxed and casual separates in all related categories.  As I said in the call, it represents about 68

percent of our business, and we feel like we have future

potential around those categories.  The other thing is petites is one of our key strategic objectives.  We definitely think there's a lot of room for growth in the whole petite area.  And also for us to focus on maximizing our new categories and our new

businesses of sleepwear, baby, and Loft sport.




MARK FRIEDMAN:  Great, thank you.




OPERATOR:  Thank you.  Our next question is coming from Lauren

Levitan of SG Cowen. Company:  SG Cowen Securities Corporation;

Ticker:  ;URL: http://www.cowen.com.
               ---------------------



LAUREN LEVITAN, SG COWEN:  Thanks, good afternoon.




PAT SPAINHOUR:  Hi Lauren.




LAUREN LEVITAN:  You talked about the client research that you conducted and what the work from it, and then Pat, you also made some comments on new growth drivers that you might be exploring in '04.  I'm wondering if you could talk about whether or not we should look for those to be the acquisitions or if there's

internal growth.  And then also with respect to the client

research, if you could maybe tell us if they've revealed anything about a plus size opportunity or any other opportunities under the Ann Taylor Stores or Ann Taylor Loft umbrella.  Thank you.




PAT SPAINHOUR:  OK. As far as the type of growth that we're

working on, as I said, it's going to be very much like what we did for Loft back in 1996/'97 when we defined that strategy as a needed growth engine out there.  And right now we see the growth being organic.  However, that doesn't mean that there's an

opportunity to do that, that would propel the growth within the brand umbrella because we are going to stay focused on

optimizing the Ann Taylor brand in the strategy.  We'll certainly take advantage of it, and the balance sheet would certainly

support that.  But that's not our first go to.  We are certainly in a process of working on ideas.  We're incubating thoughts right now as to what that growth looks like, and we're focused on again delivering that opportunity.  As far as plus sizes, plus sizing goes, as we did our research, yes, we learned some things about sizing, but not so much from the plus size perspective as opposed to the opportunity we have within the current sizing that we are fitting in the stores today.  We, it's like petite, it's an under penetrated opportunity that we're trying to build

strategy around, primarily marketing, to help drive our sizes ten through 16 sell-through.  You'll see more of that opportunity expressed in both .com size as we go forward with the balance of this year.  But plus sizing, we certainly have that as a concept,

as an idea, but we need to maximize our size selling as we own it today.




LAUREN LEVITAN:  And Pat, separately can you comment on changes we might see in the board now that you have a couple of vacancies to fill?


                               8
================================================================================

PAT SPAINHOUR:  We're probably somewhat premature in responding to that.  We just put the press release out, and the board will deal with how we're going to progress through those changes, if at all.




LAUREN LEVITAN:  Thank you.




OPERATOR:  Thank you.  Our next question is coming from Janet

Kloppenburg of JKK Research.




JANET KLOPPENBURG, JKK RESEARCH:  Everyone, congratulations.




ALL:  Thanks Janet.




JANET KLOPPENBURG:  Hi everybody, and congratulations to Tony and to Jim.  I wanted to just ask a few questions.  First, Kay, I'm wondering if your average store size will be going up because it sounds like adding a lot of new categories petites sleepwear,

babies, sport, et cetera, and if you think or believe you have an opportunity to expand the size of your stores.




KAY:  OK.  First of all, we initially launched the Loft concept.

We were at 6,000 square feet, and we gradually brought those down to average of about 5,500.  You're right, and we're going back up to at least 6,000 square feet.  It's not larger.  6,000 - 6,500 in order to incorporate all of these new initiatives and to make sure that we have the square footage dedicated to the petite area in order to maximize that growth opportunity.  But another thing that we are doing, as you have been hearing me say for the past year, is assortment customization.  We are uniquely tailoring each store with the assortment that they need to maximize their own potential.  So even some stores will remain at 5,500 square feet because they might not have the ultimate potential to be larger and to grow the business.




PAT SPAINHOUR:  Janet, to add on to that because it's important to the strategy as we roll out new stores in both divisions, and we are expanding the footprint for Ann Taylor somewhat as well for the same types of reasons.  But our strategy now is to find as many locations where it's possible to have a separate entrance for petites as we did in Short Hills which is proving to be a tremendous success,  be it petite adjacencies have paid

tremendous dividends, and we want to parlay that strategy as much as we can to get the multiple growth in petites.




JANET KLOPPENBURG:  Great.  And for Jerome, Jerome I listened to what you said about your product emphasis for the spring.  And it sounds great.  I'm just wondering if you're moving a little bit away from the suiting business and that sort of dress up business and going a little bit more casual, or was that just something I inferred.  And also, if somebody could talk about the ad spending for the spring versus last spring.  It sounds like it's moving higher.




JEROME JESSUP:  Hi Janet.




JANET KLOPPENBURG:  Hi Jerome.




JEROME JESSUP:  We believe fully that Ann Taylor has a market place differentiator in it's suiting, dresses, and occasion

business, and we're going to maintain that business and look to get greater profitability out of all of those categories because we think it defines us very differently from a lot of people in the market place in our zone.  I think greater clarification around really organizing and getting the assortment in between that, around modern versus versatile separates streamlines and much more profitable is where the focus will take us north of where we've been.  So no, we don't not plan to lose that or go away from that.




JANET KLOPPENBURG:  Thank you.




PAT SPAINHOUR:  From the perspective of advertising spend, Janet,

if you remember for the holiday fall last year, we stepped out in a major way, and significantly got paid for the additional

advertising spend that we did in third and fourth quarters.  And so we are continuing that same level of spend in to first and second quarter to get at that same new rate of spending.  And as we saw from Holiday so far, the initial reach we'll always step up to the plate to deliver is paying off.




JANET KLOPPENBURG:  Great.  Thank you very much.



                                9
================================================================================

OPERATOR:  Thank you.  Our next question is coming from Stacy Pak of Prudential Equity Group.  Company:  Prudential Securities; URL:

http://www.prudential.com/.
-------------------------



STACY PAK, PRUDENTIAL EQUITY GROUP:  Thanks.  Just really some clean up from other people's questions.  Number one, on the

petites, can you tell us just what the percent is going from and to or skus or categories, because I'm just not quite clear by business how much expansion there will be in petites.  On the Ann

Taylor store, how large is the new prototype size, and then Kay,

on the sleepwear, the baby, and the sport, is that going to be all year or is that just Holiday '04?




PAT SPAINHOUR:  In terms of safety on the petite penetrations, we don't give out that number.  We have really, the best way to approach it is we challenge the organization, why should we offer less for a petite client as we do for a missy client.  And to the degree we can get to 100 percent, we'll do everything we can to try to make that petite client be as happy when she shops the brand in every channel, in every touch point that she has with the brand.  And so the penetration will grow based upon that strategy.  From the ATS prototype in the store, we're actually,

as Kay mentioned, customizing what we need by market place based upon who the client base is and so on.  We've typically in the past targeted a 4,500 square foot store.  We have various sized stores in our new portfolio going forward.  Now the prototype that you may be referring to is we're going to take the design enhancement architecturally out of Short Hills and put those in new stores to the degree that we think it's the appropriate thing to put forward.  But we, you know, it's not a matter of testing these new store sizes.  It's just a matter of saying the

Baltimore market, because it makes its client who it is versus the Columbus, Georgia market based upon who the client and the market is, requires more or less relative to the prototype size that we're trying to deliver out there.




STACY PAK:  So there's not for the stores, for Ann Taylor stores,

there's no more change in the prototype from like you are with

Loft from 55 up to 65.




PAT SPAINHOUR:  You know, I could say the same thing I just said for Ann Taylor Loft, Kay just gave you some parameters.  From

4,500 to 52, 5,300 for Ann Taylor would be in that same type of thing, but there's not one number that we're operating off of.

It's dependent upon the customization by market.




STACY PAK:  And then Kay, the ..




KAY KRILL:  OK.  The sleepwear and, let me start with Loft sport and small leather goods, definitely have been incorporated into our business and we'll offer all quarters this year.  Sleepwear was only tested in 50 stores for Holiday.  It was fabulous other than the pajamas in a bag, it was in all stores.  We have

approached that from a quarterly perspective.  We have first quarter assortment, second, third, and fourth.  We have

strengthened that assortment as we've gone through the year.  And hopefully we're going to be in at least 250 stores by next

holiday, but the selling has been absolutely terrific here, and we've ramped up the store growth as we've progressed through the year, and as we've chased it.  The baby sweaters and accessories were also a test in 50 stores.  They did absolutely fabulous during the Holiday period, and we're approaching that business as part of our gifting strategy.  We'll offer baby again next fourth quarter in more stores.  We're still playing with that number as we speak.  But we are looking to a little bit more robust

assortment.  More offering, more novelty, and potentially up to size three or four.




STACY PAK:  Great.  Thank you.




OPERATOR:  Thank you.  Our next question is coming from John

Morris of Harris Nesbitt.




JOHN MORRIS, HARRIS NESBITT:  Thanks.  Congratulations on a great fourth quarter and Holiday.




ALL:  Thank you.




JOHN MORRIS:  The, yeah, this one's sort of a quick question,

maybe you can give us a little bit more breakdown on the cap-ex plan for next year, you know, in terms of, outside some of the store spending what else you're spending for.  It looks like a little bit higher than I would have thought.  If you could give us maybe a break down.


                               10
================================================================================

JIM SMITH:  Yeah, what we're doing John, is we are going to open more stores next year so you do have some increase there.  From an IT perspective, we're probably close to doubling what we spent in the current year next year, so you're seeing an uptick there.

And the other thing we're going to do is what we started this year with investing more back into the older Ann Taylor stores,

we're going to continue in to 2004 and beyond, and that's another item that we've increased the actual dollars year over year.




JOHN MORRIS:  OK, great.  Thanks.




OPERATOR:  Thank you.  Our next question is coming from Kim

Greenberger of Lehman Brothers.




KIM GREENBERGER, LEHMAN BROTHERS:  Great.  Good afternoon, thank you, and congratulations on a great fourth quarter.  My question is for Jerome.  Jerome, can you talk about the changes, if any,

in fashion sensibility that we should be seeing here through the spring and summer, or is it that the changes you're making to the assortment are more about category development?




JEROME JESSUP:  I think it's both, and I think that you'll see that evident as we go forward.  This is a customer who wants fashion, she wants in an Ann Taylor way, and there are definitely guard rails to stay within, interpret those trends across all categories.  Even in our suiting business we found that we had not updated our suiting business to a place where she thinks it's compelling and a reason to buy at full price.  So that really has been the focus, and will continue to be.  This is a citizen of the world kind of woman.  She sees everything, and she makes the decisions around her product choices or her purchases based on that, and we will reflect that go forward in our assortments along the time line.




KIM GREENBERGER:  Jerome, in terms of the fitting category, what are the opportunities on the fabric side do you see?  Are you going to stay with the synthetics and the polyester blends, or do you think there's an opportunity to broaden the fabrication on the fitting side?




JEROME JESSUP:  Absolutely, and it's really that simple.  We have not given her enough new fabric choices, and if you're a

customer, you might have noticed that.  So we intend to broaden that.  Fabrication choice is absolutely key.




KIM GREENBERGER:  Great.  Thank you.




OPERATOR:  Thank you.  Our next question is coming from Dorothy

Lakner of CIBC. Company:  CIBC; Ticker:  BCM; URL:

http://www.cibc.com.
-------------------



DOROTHY LAKNER, CIBC:  Just a follow up, but on the other side of that question.  In terms of the relaxed part of the business,

Kay, you said that that had gotten to be about 80 feet, 68

percent of sales, sorry.  Where do you think that could go at

Loft?  And then Jerome, at Ann Taylor, where would you expect that to sort itself out, even as you, I guess, increase or

upgrade the suit part of the business?




JEROME JESSUP:  From an Ann Taylor perspective, I think it's less about the penetration since I'm speaking around versatility.

What this customer wants from us and what we're seeing her

inclinations to be are that she wants clothing that's versatile and different from the Loft the versatility in the casual

penetration, the versatility in the casual assortment is going to be much more refined and much more elevated from a sophistication standpoint than you would see at Loft.




DOROTHY  LAKNER:  Would you expect the  separates  though to end up being a larger  percent  of the  business  versus  the  traditional suit business at Ann Taylor?




JEROME JESSUP: Yes, absolutely.  Absolutely.




DOROTHY LAKNER:  And at Loft?




KAY:  At Loft we are  currently  at about 68% with the  casual  and the relaxed  categories.  We're seeing  tremendous growth right now and  tremendous  sales  through  this  first  quarter.  We think we definitely  have  potential but I think our  opportunity  is really




                                     11

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




to realize  it across all  product  categories  not just  separates

and  tops.  We  think  we  have  more   opportunity  in  the  whole

accessory and footwear component, to really get that ramped up.




DOROTHY LAKNER:  Okay great, thank you.




OPERATOR:  Thank  you our next  question  is  coming  from  Barbara

Wyckoff  of  Buckingham  Research  Company:   Buckingham  Research

Associates; URL: http://www.buckingham-research.com/
                 ----------------------------------



BARBARA    WYCKOFF,     BUCKINGHAM    RESEARCH:     Hi    everybody

congratulations, what a year.




FEMALE SPEAKER: Hi Barbara.




BARBARA  WYCKOFF:  Hi.  What  mounted  peak  margins are sort of in view?  What  operations  -  operating  margins  do  you  think  are possible  and then sort of  related  to that you know where are the margins  in  the  factory  stores  relative  to  the,  to  the  two brands?  Where  should they be? You know is it  possible  that they

can  run  healthy   operating   margins?   You  know  since  you're

basically  going to be cutting four more stores  there,  as opposed to just  using it as a  closeout  kind of  initiative?  Then I have another question after that.




JIM SMITH:  Okay I think on the  factory  stores  Barbara,  there's two  answers.  The stores we talked about  opening  this year,  the seven  stores  would be  mostly  factory  direct  product.  So they would have pretty  good  operating  profits in them.  I'm not going to get into  specifics  how it  compares  to stores  and Loft.  And then the other  ones  that are  clearance  centers  you know it's a whole  different  point of view,  where you're trying to get out of product  and  liquidate  through  it. So that would still be looked

at  as  a   clearance   center,   but  the  new  stores  will  have

profitability  opportunity.  As far as we go forward,  when we look beyond '04 as we start  moving  forward we think we can get back to those  historical  numbers  we've had before which was in the 12.2,

12.3,  12.4  percent  of  operating  profit as we move out into the next few years.




BARBARA  WYCKOFF:  Okay and can you by - by division  breakout  how many  stores you have in  lifestyles  centers,  street  centers and mall locations?




JIM SMITH:  We have in Loft,  we have  about 52%  sitting in malls,

about 35% sitting in  lifestyles  centers and the  remainder  would be downtown.  But the  go-forward on the  lifestyles  centers we're

looking  to  open  more  than  50%  of  our  new  stores   will  be

lifestyles  centers.  As far as Ann Taylor  goes where at about 62%

sit  in  malls,   about  25%  sit  in  village  locations  and  the

remainder are downtown stores.




BARBARA WYCKOFF:  Okay great thank you.




OPERATOR:  Thank  you our next  question  is  coming  from  Richard

Baum of Credit  Suisse First Boston  Company:  Credit Suisse First

Boston; Ticker: CSFB; URL: http://www.csfb.com/
                           -------------------



RICHARD BAUM, CREDIT SUISSE FIRST BOSTON:  Hi guys.




JIM SMITH: Hey Richard.




RICHARD BAUM: Can you hear me okay?




JIM SMITH: Yes.




PAT SPAINHOUR: Yes.




RICHARD BAUM:  Can you just talk about,  I guess,  the  composition of the same store  sales  results in terms of  transactions  versus ticket.  And then  secondly  more for  Jerome  in terms of  average price points as you go through  your mix,  where do you expect them to be relative to where they were a year ago?




PAT SPAINHOUR:  Richard,  I'll take the first part of the question,

then  Jerome  can  respond.  All of our  quantifiable  particularly have  come out of the  fourth  quarter  into the first  quarter  in terms  of  traffic  by  itself;  transaction  bag use,  full  price


                                    12
================================================================================
selling,  which  speaks  to  the  quality,  the  acceptance  of the product from our client base,  conversion  rate against that higher

traffic.   You  know   any  way  you  want  to  look  at  it;   the

quantifiables  began to build  last  year  across  the  chain.  And every division  participating  in that, with the increased  traffic the  exciting  part is to see the higher  conversion  against  that traffic  because  that goes a long way to driving  comps and that's where our focus is.




JEROME  JESSUP:  And Richard  there's no real swing in average unit retail, in Ann Taylor stores this year over last year.




RICHARD  BAUM:  And  that's  including,  obviously  the  fact  that you're going to be introducing and offering  different fabrics than you have in the past?




JEROME  JESSUP:   Yes,  just  better  fabric   choices.   Outerwear

accessories if anywhere would be where the up tick would be.




RICHARD BAUM: Okay thanks.




OPERATOR:  Thank  you our next  question  is  coming  from  Richard

Jaffe of UBS  < Company:  UBS;  Ticker: UBS;  URL:  http://www.ubs.com
                                                    ------------------




RICHARD JAFFE, UBS:  Um  thanks  very  much,  a  couple  of I guess follow up questions.  New businesses  were  mentioned,  do you want to talk about the possibility of a man Taylor business?




JEROME JESSUP: No, that made me laugh, that's pretty funny.




RICHARD  JAFFE:  Is that because it's too close to the bone or just too far-fetched?




JEROME  JESSUP:  No, I've just used that same term before,  it made us laugh.




RICHARD JAFFE: Great minds think alike.




JEROME JESSUP: There you have it.




RICHARD  JAFFE:  Curiously  though,  you mentioned no upside to the initial  merchandise  margins  despite  what  we're  hearing  about prices  coming down in the Far East and quota  disappearing.  Could you  comment  on that?  On why you  don't  think  you could buy the same products for less next year?




JIM SMITH:  What we were talking about Richard,  was really talking about '04.  The margins  for the  current  year and as you know the cost  being - there  isn't a benefit  at this  point in time,  with the  quota  in  there.  And as we  look  into  '05 you  know  we're taking  the  position  right  now  that we think  the cost  will be relatively  flat.  Yes there's the  potential  that you could have,

you  know  you  hear  it out  there,  a 10 -15%  reduction  in cost because of quota  going  away.  But we're  still  going to take the position  right  now  that  that  necessarily  isn't  going to flow through to us. So as we get  closer,  and we will  continue to take a look at that,  and if in fact the quota  prices do go away and we have lower  costs,  you know we'll look at both sides of it.  We'll look at actually  putting  some more back into the product and then we will also look at what it can do to our profitability.




RICHARD   JAFFE:   Can  you   just   comment   on  your   inventory

objectives?  You've  continued  to trim  inventory  and speed turns and while it's  tremendous  success I'm  wondering how much further you  want to take  that or when  you  start  running  with  flat or actually building inventory?




JIM  SMITH:  Yeah what we've  looked at is we started  the year low as you know we have low carry over  units.  What  we're  looking to get back on in April is to get  back  more to that  flattest  range and as we go  through  the  year to be  flat  through  positive  5%

inventory in the stores Richard.




RICHARD  JAFFE:  And  that's  by the end of this  quarter  and that would be sustained through the balance of the year?




                                     13
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


JIM SMITH: That is the game plan, yes.




RICHARD  JAFFE:  Could  you  comment  on the ad  spends  this  year versus last.  Or ad and marketing spend?




PAT  SPAINHOUR:  We will get the  rates  Richard  but I can as said earlier  on this  call  that we are  spending  for  the  first  two quarters  the up tick that was  spent as a percent  of sales of the last two  quarters  of last year  which  really  helped  drive that business.  So we've  got an  incremental  spending  year  over year for the first half of the year just  because of the  increase  that we put out there.  Beyond  that we're doing  things that  marketing

-  strategically  that will drive that spend up as well too. But we have stepped up, that's  probably the single  largest SG&A increase that we had budgeted for this year.




RICHARD  JAFFE:  Okay  that's  helpful  thank  you.  The Ann Taylor credit  card it seems  particularly  pervasive  in stores  you know the  marketing  side of it.  Where  does  that  stand  in  terms of penetration of total sales and where would you hope to get it?




JIM  SMITH:  We don't  specifically  talk about  that  Richard  but since we've sold it off two years ago the  penetration  has doubled on it and we look to continue to build on that.




RICHARD JAFFE: Um.




JIM  SMITH:  Richard,  we're  going  to  have  to  go to  the  next question now.




RICHARD JAFFE:  Thank you very much.




JIM SMITH: All right thanks.




JEROME JESSUP:  Thank you.




OPERATOR:  Thank  you  our  next  question  is  coming  from  Harry

Ikenson of First Albany  Capital. Company:  First  Albany  Capital

Inc; Ticker: FACT; URL: http://www.fac.com/
                        -------------------



HARRY  IKENSON,  FIRST ALBANY  CAPITAL:  Thank you good  afternoon.

Jerome a couple of  follow-ups,  for a little  more  detail.  Could you  give us some  examples  of some of the new  fabrications  that have  erupted  over  the  last  four  weeks or so and some of the new fabrications expected to come in the next couple of months?




Second  could  you also  give us an idea of the  goal on our  relaxed separates  where  it was  before,  where  it is  now,  where  it is going?  Same  thing  on  accessories,  where  the  goal is for this year  versus  where it was at the end of last  year.  And then also additionally  on visuals  could you give us some  examples of where the  spending  is going to go on some  specific  visual  changes in the store? Thank you.




JEROME JESSUP:  First of all in terms of  fabrications  some of the things that have been  working  for us is anything  that is fashion forward,  anything  that is  texture,  pattern,  clearly  color has been  driving our  business  tremendously.  And this time over last year we have  absolutely  fully  penetrated  color  in a much  more advanced  way so we are seeing the  response to color and have been since Q4.




Fabrication,  anything  that  again has been  different  from where we've been.  We're still  seeing some great  response to building a

stretch   business  in  bottoms,   that's  been   incredible.   And

anything  that we seem to put  stretch  in has  worked  for us.  Um

I'm trying to remember what the rest of your questions were.




HARRY  IKENSON:  Okay  on,  also  are  there  any new  fabrications somebody  said  stretch  but  moving on to the  other  parts of the question  - relaxed  separates  and  accessories,  what's  the goal percent versus where it was at the end of the year?




JEROME  JESSUP:  From a percent  standpoint,  I won't  speak to you but it is  going  north  to where  we are  looking  to build  those categories  where we think  that we've been  missing  business  for the last year or so, really ramping those up.

================================================================================

HARRY IKENSON: And on visuals can you give us some examples?




JEROME  JESSUP:  Right,  we are currently  exploring  opportunities around new window  presentation  format,  mannequins  and fixtures.

To gravitate with what we're doing with our tops business.




HARRY  IKENSON:  One  final  question  for  both  divisions.   Both

divisions  are  focusing on this pants  strategy,  which I think is terrific,  could  each one of you tell me if you get pants  correct

- which  it  looks  like to me  like  you  have,  and  you've  both improved  on tops and Loft did  tops  good  anyway.  It seems to be important  that it's a  multiple  sale when you sell pants you sell more tops.  I'd like to know the  experience  that you have in each division  on how many  tops you  could  sell for pants and how this could spur multiple sales.  Thank you.




PAT  SPAINHOUR:  I'm  going to jump in and  speak  for both of them because  we can't  talk about the  numbers  obviously.  But it does

work   together,   you're   right.   We're  a  wardrobing   company

foundation  to  begin  with  and as we  define  a pant  fit  that's important  to the client  that she comes in and she can depend upon that fit day in and day out.  And it has the  name  that she  knows what it is - it  certainly  helps her mind set as she goes  through

that   good  fit   experience.   That   certainly   leads  to  more

wardrobing,  be it  tops  or  other  components,  being  shoes  and accessories  as well.  And we do see the related  selling  that the pants  business is driving and both divisions are  successful.  And

I'll  tell  you  that  without  marketing  in  February  we drove a significant  increase  in this pants  strategy.  The  marketing  is set  in  the  March  doorstep  for it and  then  at Ann  Taylor  we experience  the same  type of lift and in  February  as well and it continues.  But you're point is  absolutely  right we do get a lift

and  a  gain  in  other  related   selling  once  we  get  the  fit

established and it's working.




HARRY  IKENSON:  All right my  experience  has told me it's usually two to three  tops  and  other  items  if you get a pants  sale but okay thanks.




OPERATOR:   Thank  you  our  next  question  is  coming  from  Mike

Shrekgast of Delaware Investments  Company:  Delaware Investments;

URL: http://www.delawareinvestments.com/
     -----------------------------------



MIKE SHREKGAST,  DELAWARE  INVESTMENTS:  Hey guys just wondering if you could  tell me how much of the share  re-purchase  plan  you've utilized already?




JIM SMITH: I mean what we utilized last year Mike.




MIKE SHREKGAST: Yeah.




JIM SMITH:  We just bought back about 13 million  dollars worth but we  just  re-instituted  so we  took  it up  to  an  additional  75 million we can buy back.




MIKE  SHREKGAST:  Okay and the  additional IT spending can you just tell  me  what  you're  spending  that  on?  Is  that  going  to be software for more regional, more regional merchandise?




PAT  SPAINHOUR:  One of the largest  expenditures,  Mike that we're putting our there is the new sourcing  system,  the whole  sourcing infrastructure  from  pre-manufacturing  a design  concept  kind of starting  point.  To manage  that whole  process  for us around the world  and  that  will  be  a  multi-year,  multi-phase  type  of a process.  The other key thing that we're doing from an  application perspective is our new assortment  planning  system that we're just in the stages now of  defining  requirements  for,  and the team is gathering  those type  things.  It's to  automate  what Kay and her team have been doing  manually,  very  successfully  but to take it to the  next  level  and get Ann  Taylor  up on that  same  type of customized  approach so we can get the right  products to the right stores based on demographics.




Those are the two key drivers,  everything  else is we have the new store  systems  coming in. None of which  individually  are big but it's the multiples that we're doing out there, other  merchandising

systems,   inventory   management   systems   we   do   have   some

infrastructure  things  that we'll  always have every year in terms of  platform  architecture  that  we'll  always be  upgrading.  And then the disaster  recovery  strategies that we are engaged in, and are the people already insured that we can protect the business.



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MIKE  SHREKGAST:  And just looking back over the last year when you see how the gross margin has  improved,  can you just break out how much of that you think  came from  sourcing  and how much came from full price selling?




PAT  SPAINHOUR:  Oh it's almost a - sourcing and IMU and those type things  which grew our  margins for the first  eight  years,  I was with the  company by almost ten points  just  because we bought out all of our  sourcing  partners,  really  has  added a lot of value.

However  as we've told you guys in the last two,  three  years that the big leaps  and IMU that we were  gaining  you know,  is down to that 30 to 40 basis  points  if in fact we can get  that.  The full price sell  through is the key driver and  particularly  in fall of last year and we're  expecting  that to continue  into this year as well.  IMU we all  ought to check on the IMU the  sourcing  gain to the  degree  that we have  strategies  uniquely  to drive  the full

price  sell  through.   We  hold  our  sourcing  people   certainly

accountable  for  delivering  IMUs  that  allow us to have a luxury and gross margin that we've been enjoying.




MIKE SHREKGAST: Okay thanks a lot.




OPERATOR:  Thank  you and I will now turn the call back over to the speakers for any further or closing comments.




PAT SPAINHOUR: That's it we're through and thank you very much.




JIM SMTIH: Good night everyone, thank you.




OPERATOR:   Thank  you  this   does   conclude   this   afternoon's

teleconference you may disconnect your lines and enjoy your day.





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